Exhibit 99.1

ENERGY TRANSFER PARTNERS, L.P. ANNOUNCES
PURCHASE OF HOUSTON PIPELINE AND MANAGEMENT RECOMMENDATION
TO INCREASE DISTRIBUTION ON COMMON UNITS

Dallas, Texas – January 26, 2005 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that it has acquired from AEP Corporation the controlling interests in the companies that own the Houston Pipeline system and related storage facilities. Under the terms of the transaction, which closed on January 26, 2005, the Partnership’s natural gas midstream and transportation operating partnership, La Grange Acquisition, L.P. acquired all but a 2% limited partner interest in the entity owning the assets of the system known as HPL. The HPL system is comprised of approximately 4,200 miles of intrastate pipeline with aggregate capacity of 2.4Bcf/day, substantial storage facilities and related transportation assets. The transaction, valued at approximately $825 million, subject to working capital adjustments, was financed by the Partnership through a combination of borrowings under its current credit facilities and a private placement of $350 million of Partnership Common Units with institutional investors.

“HPL is one of the most extensive natural gas midstream systems in Texas and the Gulf Coast. This acquisition enables the Partnership to expand its current transportation systems into areas where it did not previously have a presence. The combination of the Partnership’s current midstream transportation assets with the HPL system will allow natural gas from the premier producing basins in Texas direct access to the Houston Ship Channel industrial corridor, the largest industrial natural gas consuming area in the U.S.,” said Steve Anderson, Vice President, Mergers and Acquisitions, of the Partnership’s midstream operating partnership.

Management expects that this transaction will be immediately accretive to the unitholders and, due to measures that it intends to implement to operate these assets, this transaction is expected to result in $0.40-$0.50 per common unit of distributable cash flow on an annual basis. As a result, management will recommend to the board of directors a $0.20 increase in the annual cash distribution from $3.50 to $3.70 per common unit.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 12,000 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 7.6 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from 311 customer service locations in 32 states extending from coast to coast, with concentration in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact Mike Smith at 210-403-7334.